Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement No. 333-257647 on Form S-4 of Northern Genesis Acquisition Corp. II of our report dated July 2, 2021, relating to the financial statements of Embark Trucks Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California

August 30, 2021